EXHIBIT 99.1

                 Court Rules in Markman Hearing on VNUS Patents

ANDOVER, MA, November 21, 2006 --- Diomed, Inc., a subsidiary of Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, today announced that on November 20, 2006, Judge Maxine Chesney of the United States Federal District Court for the Northern District of California has issued a `Markman' order construing the meaning of certain language in a series of patent claims asserted against Diomed by VNUS Medical Technologies, Inc.

In July 2005, VNUS Medical Technologies, Inc. filed a lawsuit against Diomed in the United States District Court for the Northern District of California alleging infringement of four of its U.S. patents. Diomed filed responses denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid, and that two of VNUS' patents are unenforceable for inequitable conduct. In October 2005, VNUS served an amended complaint adding AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. The Company is now proceeding with the discovery phase of this litigation. The court conducted a Markman hearing on October 30, 2006.

"In Markman hearings such as these, judges offer interpretations of patent claims in order to provide the jury a yardstick with which to clarify ambiguous language within a patent," commented David Swank, CFO of Diomed Holdings, Inc. "This claim construction ruling clears the way for Diomed to proceed with its defenses that the VNUS patents are not infringed by Diomed's EVLT(R) methodology and, further, that the VNUS patents-in-suit are deficient and should be struck down."

Diomed anticipates filing, at an appropriate time in 2007, motions for summary judgment of non-infringement and invalidity. Summary judgment motions require that the judge determine whether certain issues can be resolved by the court as a matter of law without the need for trial.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

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Safe Harbor statements under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

For more information contact:
Christopher J. Geberth, VP Finance         Carney Duntsch
Diomed Holdings, Inc.                      Burns McClellan, Investor Relations
Phone:   866-4DIOMED                       Phone:  212-213-0006
email: cgeberth@diomedinc.com              email :  cduntsch@burnsmc.com